Exhibit 99.1
February 2, 2010
Mr. Richard Rofé
Arcadia Opportunity Master Fund, Ltd.
c/o Arcadia Capital Advisors, LLC
175 Great Neck Road, Suite 406
Great Neck, NY 11021
Dear Mr. Rofé:
Over the past several weeks, in a series of filings with the Securities and Exchange Commission and conversations you initiated with us, you have indicated that you intend to offer to purchase all outstanding shares of CPEX’s common stock and that you planned to send a letter setting forth the terms and conditions of such offer. As we have said, we are confident that CPEX’s strategic plan will deliver significant value to our shareholders and we are focused on executing that plan. Should you decide to make an offer, our Board will thoroughly review it in the best interests of all shareholders consistent with our fiduciary duties. To date, the Company has not yet received such an offer letter from you.
If you still plan to make an offer, we request that your offer letter provide the standard details of such letters, including how specifically you would finance a transaction. For example, if you are using internal financing sources, please provide us with financial statements of such sources. To the extent you anticipate using external financing sources, please set forth the name of the financing sources and provide copies of commitments you may have received from such financing sources and the anticipated timing of obtaining final binding commitments of such financing.
If you plan to make an offer, we request these details in writing so that the Board can conduct an expeditious and thorough review of your offer in the best interests of all shareholders. If you do not intend to make an offer, we ask that you promptly withdraw your publicly stated intention to do so.
BOARD OF DIRECTORS OF CPEX, INC.

/s/ John A Sedor

John A. Sedor

/s/ Miguel Fernandez		/s/ Michael McGovern

Miguel Fernandez		Michael McGovern

/s/ James R. Murphy		/s/ John W. Spiegel

James R. Murphy		John W. Spiegel